Exhibit 99

             Dillard's, Inc. Reports April Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 10, 2007--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended May 5, 2007 were $490,366,000 compared to sales for the four weeks ended April 29, 2006 of $562,341,000. Total sales decreased 13% for the four-week period. Sales in comparable stores decreased 14%. The Company notes that Easter holiday shopping activity occurred entirely in the fiscal month of March in 2007 and largely in April of 2006 as the holiday occurred two weeks earlier this year.

    Sales for the thirteen weeks ended May 5, 2007 were $1,763,153,000 compared to sales for the thirteen weeks ended April 29, 2006 of $1,837,804,000. Total sales were declined 4% for the thirteen-week period. Sales in comparable stores declined 5%.

    During the four weeks ended May 5, 2007, sales in the Western region were above the Company's average sales performance for period. Sales in the Eastern and Central regions were below trend.

    During the four weeks ended May 5, 2007, sales of home, furniture and other merchandise declined less than the Company's average sales trend for the period. Sales of juniors' and children's apparel declined more than trend. Sales of cosmetics declined more than trend primarily due to calendar shift of gift-with-purchase promotions.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.

    The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations